UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20459

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:  April 19, 2011

(Date of earliest event reported)

LTC PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No)

2829 Townsgate Road, Suite 350

Westlake Village, CA  91361

(Address of principal executive offices)

(805) 981-8655

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. — Material Definitive Agreement

On April 19, 2011, LTC Properties, Inc. (“LTC”) announced that it had signed a new $210 million, four-year Unsecured Credit Agreement (“Credit Agreement”), dated April 18, 2011.  The Credit Agreement provides for the opportunity to increase the credit amount up to a total of $250 million.

The following banks are participants in the Credit Agreement: Bank of Montreal, Chicago Branch as Administrative Agent, BMO Capital Markets, as Co-Lead Arranger and Joint Book Runner, Key Bank National Association, as Syndication Agent, KeyBanc Capital Markets, Inc. as Co-Lead Arranger and Joint Book Runner, Royal Bank of Canada as Co-Documentation Agent,  RBC Capital Markets as Co-Lead Arranger and Joint Book Runner, Wells Fargo Bank, National Association as Co-Documentation Agent, Wells Fargo Securities, LLC as Co-Lead Arranger and Joint Book Runner and Raymond James Bank, FSB as additional lender.

The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of April 18, 2015, and allows LTC to borrow at the same interest rates applicable to borrowings under its prior credit agreement, 150 basis points over LIBOR based on current leverage ratios.  The Credit Agreement contains standard covenants including requirements to maintain financial ratios such as debt to asset value ratios.  Under the agreement, maximum total indebtedness shall not exceed 50% of total asset value as defined in the Credit Agreement.  Borrowings under the Credit Agreement are limited by reference to the value of unencumbered assets.  Under the agreement, maximum unsecured debt shall not exceed 60% of the value of the unencumbered asset pool as defined in the Credit Agreement.  As of April 18, 2011, LTC had no outstanding borrowings under its prior credit agreement.

Item 9.01. — Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

None.

(b) Pro Forma Financial Information

None.

(d) Exhibits.

10.1

Credit Agreement dated as of April 18, 2011 among LTC Properties, Inc. and Bank of Montreal, Chicago Branch as Administrative Agent, BMO Capital Markets, as Co-Lead Arranger and Joint Book Runner, and Key Bank National Association, as Syndication Agent, and KeyBanc Capital Markets, Inc., as Co-Lead Arranger and Joint Book Runner.

99.1	Press Release issued April 19, 2011.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LTC PROPERTIES, INC.

Dated: April 19, 2011	By:	/s/ WENDY L. SIMPSON
Wendy L. Simpson
CEO & President